Exhibit 5.1

Robyn P. Turner

Vice President, Assistant General Counsel and Corporate Secretary

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Tel: (973) 948-3000

April 30, 2021

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Corporate Secretary of Selective Insurance Group, Inc., a New Jersey corporation (the “Company”) and, in such capacity, have acted as counsel for the Company in connection with the Company’s filing of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of 1,000,000 shares of common stock, par value $2.00 per share (the “Shares”), of the Company, issuable under the Selective Insurance Group, Inc. Employee Stock Purchase Plan (2021) (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, documents, agreements, instruments and certificates of public officials and of officers of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed, or photostatic copies and the authenticity of the originals of such copies.  In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth herein is limited to the laws of the State of New Jersey.  I do not express any opinion with respect to the laws of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinion herein stated.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, I am of the opinion that, upon the issuance and the delivery of the Shares in accordance with the terms of the Plan, and upon the Company’s receipt of the consideration therefor, as determined by the Board of Directors of the Company, the Shares will be validly issued, fully paid, and nonassessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Robyn P. Turner
Robyn P. Turner, Esq.
Vice President, Assistant General Counsel and Corporate Secretary
Selective Insurance Group, Inc.